Exhibit 99.1

Kodiak Sciences Announces Recent Business Highlights and Fourth Quarter and Full Year 2024 Financial Results

Palo Alto, CA — March 27, 2025 – Kodiak Sciences Inc. (Nasdaq: KOD), today reported recent business highlights and financial results for the fourth quarter and full year ended December 31, 2024.

"In September of 2024 we hosted an Investor R&D Day in New York," said Victor Perlroth, M.D., Chief Executive Officer of Kodiak Sciences. "The Investor R&D Day webcast and presentation featured scientific, clinical and commercial perspectives and included key retina opinion leaders. It was an important snapshot of where we stood at that time, and where we were going – we called it Kodiak 2.0. Six months later, we are well on track.”

“It is remarkable that after twenty years of anti-VEGF therapy, retinal commercial franchises continue to be a major driver of revenue and profitability within large pharma companies. This sustained commercial success is a testament to the power of the intravitreal biologic as the mainstay of therapy and also a testament to the unmet need that remains for patients. First generation agents clearly do not do it well enough, and the newer agents notwithstanding their commercial success are deemed incremental improvements by retina opinion leaders who call them Generation 1.5. The core unmet need remains unfulfilled – to control the disease with both (1) immediacy and (2) durability. Improvement in either one is useful. Definitive improvement in both –at the same time, in the same therapy– is the promise and potential of Kodiak 2.0.”

“We have two strong contenders in this anti-VEGF category, tarcocimab and KSI-501. Both are built with our ABC® platform, where our enhanced formulation is intended to bring a strong pulse of anti-VEGF to power immediacy of effect and our antibody conjugate is designed to bring a true science of durability to power long-interval dosing.”

“With tarcocimab, we have two new Phase 3 studies in progress. Both GLOW2 and DAYBREAK are designed to enhance their probability of success, as they build on learnings from our prior studies. GLOW2 has completed enrollment, and we are on a trajectory to announce topline data in 1Q 2026. We expect to complete DAYBREAK enrollment shortly, such that we expect to be on a trajectory to announce topline data in 2Q 2026. Therefore, we remain well on track towards our goal of a single BLA filing in 2026 in the three large indications of wet AMD, retinal vein occlusion and diabetic retinopathy.”

“With KSI-501 and its dual mechanism of action, we are exploring in the same Phase 3 DAYBREAK study the ability for KSI-501 to show a differentiated efficacy versus the active comparator aflibercept. As DAYBREAK evolves, we will be considering what regulatory pathway might result in the most time efficient and broadest sets of indications with the highest probability of success towards a KSI-501 BLA filing.”

“With KSI-101, we have broadened our focus into a greenfield opportunity in retina, the macular edema inflammation market. Intraocular inflammation is the fourth leading cause of vision loss for working aged adults in the developed world. One-third of patients with intraocular inflammation develop macular edema, which is the leading cause of vision loss among patients with intraocular inflammation. In the United States, this population of macular edema and inflammation is more than 100,000 patients, and today these patients have no approved therapy other than steroids. We believe there is a commercial opportunity and high unmet need for a powerful, safe, local, biologic therapy such as KSI-101, which is a traditional (unconjugated) intravitreal biologic targeting two underlying mechanisms of disease and which has the potential to be disease-modifying.”

“With KSI-101, we initiated the APEX Phase 1b clinical study in the first half of 2024 in patients with diabetic macular edema (DME) and patients with macular edema secondary to inflammation (MESI). We announced data on the three lead MESI patients in January at the JP Morgan conference. In June, we plan to share data that we believe supports the potential for KSI-101 to be a cornerstone therapy for these patients in need. To date, we remain very pleased with the continued evolution of the data, and we expect in 2Q 2025 to initiate our pivotal study in patients with MESI.”

“Deeper in our pipeline, our ABC® platform science continues to advance a next set of investigational therapies for high prevalence retinal diseases that are intended to address two key technical barriers for locally administered retinal medicines: (1) ocular durability for small Active Pharmaceutical Intermediates (API) such as small molecule drugs and peptides, and (2) multi-functional mechanisms of action in a single therapy. We continue to advance our duet technology, looking to novel, durable and multifunctional therapies for glaucoma (>75 million patients worldwide) and geographic atrophy (>5 million patients worldwide).”

“We also continue to advance our VETi (Visual Engagement Technology and imager) program. VETi is built on Kodiak’s suite of proprietary LiDAR (Light Detection and Ranging) sensor technologies. VETi is an autonomous AI- and machine-learning-enabled headset that engages directly into the eye. Our goal is to commercialize VETi together with Kodiak’s emerging portfolio of retinal medicines using apps that apply AI-enabled tools. We also believe VETi has future potential to build correlations between VETi data and many human diseases outside of retina. VETi may also have future potential as an AI-enabled device with similarities to a consumer smartwatch but with direct access into the body and the brain through the eye rather than through the skin.”

Recent Business Highlights and Upcoming Catalysts

We plan to host an Investor R&D Update in June 2025. At that time, we anticipate sharing more information about our recent accomplishments, and we also expect to be in a position to announce the following business highlights:

•
Tarcocimab:
o
Phase 3 GLOW2 diabetic retinopathy study - enrollment completed with expected timeline to topline data in 1Q2026
o
Phase 3 DAYBREAK wet AMD study - enrollment completed with expected timeline to topline data in 2Q2026
•
KSI-501:
o
Phase 3 DAYBREAK wet AMD study - enrollment completed with expected timeline to topline data in 2Q2026
•
KSI-101:
o
FDA Orphan Drug Designation received
o
Release of new APEX Phase 1b multiple dose clinical trial data for KSI-101
o
Extrapolation of APEX multiple dose data to Phase 2b/3 study design and probability of success
o
Phase 2b/3 trial initiated
o
Clinical and regulatory plan with expected timeline to topline primary endpoint data in 2026
o
Briefing on commercial opportunity

Fourth Quarter and Full Year 2024 Financial Results

Cash Position

Kodiak ended the fourth quarter of 2024 with $168.1 million of cash and cash equivalents. We believe that our current cash will support our current and planned operations into 2026.

Net Loss

The net loss for the fourth quarter of 2024 was $44.1 million, or $0.84 per share on both a basic and diluted basis, as compared to a net loss of $59.5 million, or $1.13 per share on both a basic and diluted basis, for the fourth quarter of 2023. The net loss for the quarter ended December 31, 2024 included non-cash stock-based compensation of $8.6 million, as compared to $22.8 million for the quarter ended December 31, 2023.

R&D Expenses

Research and development ("R&D") expenses were $31.8 million for the quarter ended December 31, 2024, as compared to $46.6 million for the quarter ended December 31, 2023. The R&D expenses for the fourth quarter of 2024 included non-cash stock-based compensation of $0.2 million, as compared to $11.9 million for the fourth quarter of 2023. The decrease in R&D expenses for the fourth quarter of 2024 was primarily driven by reduced manufacturing activities and forfeitures of equity awards, partially offset by clinical activities from active trials.

R&D expenses were $126.1 million for the year ended December 31, 2024, as compared to $206.3 million for the year ended December 31, 2023. The R&D expenses for the full year of 2024 included non-cash stock-based compensation of $24.2 million, as compared to $44.0 million for the full year of 2023. The decrease in R&D expenses for the full year of 2024 was primarily driven by decreased clinical activities for completed trials and forfeitures of equity awards, partially offset by costs from active clinical trials for the tarcocimab development program as well as expanding clinical activities for KSI-501 and KSI-101.

G&A Expenses

General and administrative ("G&A") expenses were $14.4 million for the quarter ended December 31, 2024, as compared to $16.7 million for the quarter ended December 31, 2023. The G&A expenses for the fourth quarter of 2024 included non-cash stock-based compensation of $8.4 million, as compared to $10.9 million for the fourth quarter of 2023.

G&A expenses were $60.8 million for the year ended December 31, 2024, as compared to $71.0 million for the year ended December 31, 2023. The G&A expenses for the full year of 2024 included non-cash stock-based compensation of $36.1 million, as compared to $44.5 million for the full year of 2023. The decrease in G&A expenses for the full year of 2024 was primarily driven by stock-based compensation expense related to previously issued awards becoming fully vested.

About Tarcocimab

Tarcocimab is an investigational anti-VEGF therapy built on Kodiak's proprietary Antibody Biopolymer Conjugate ("ABC") Platform and is designed to maintain potent and effective drug levels in ocular tissues for longer than existing available agents. Tarcocimab is being developed as a mainstay intravitreal biologic monotherapy that provides high immediacy, driven by the enhanced formulation, and high durability, driven by the ABC® platform and our science of durability, with the ultimate objective of providing, once approved, a flexible 1-month through 6-month label for all patients with retinal vascular disease (treatment-naïve, treatment-experienced, mild patients, severe patients).

To date, tarcocimab has completed three successful Phase 3 pivotal clinical studies: the Phase 3 GLOW1 study in diabetic retinopathy ("DR"), the Phase 3 BEACON study in retinal vein occlusion ("RVO") and the Phase 3 DAYLIGHT study in wet AMD. In the GLOW1 study, tarcocimab successfully treated DR patients and prevented disease progression with 100% of patients on extended 6-month dosing. In the BEACON study, in the first 6 months tarcocimab-treated patients were dosed on every 8-week interval (as opposed to every 4-week interval for aflibercept) and in the second 6 months nearly half of tarcocimab patients did not require any treatment while achieving similar vision and anatomical outcomes as the aflibercept group at one year.

Tarcocimab is currently being studied in two Phase 3 clinical trials, the GLOW2 study in DR and the DAYBREAK study in wet AMD. GLOW2 has completed enrollment and DAYBREAK is actively enrolling. The GLOW2 study design mirrors that of our successful GLOW1 study in DR, with the advantage of a third monthly loading dose (baseline, Week 4, Week 8) to provide dosing flexibility to providers. All patients randomized to investigational therapy will receive tarcocimab on extended, 6-month dosing.

Both GLOW2 and DAYBREAK use tarcocimab's enhanced 50 mg/mL formulation containing both conjugated and unconjugated antibody that is intended to balance immediacy and durability.

About GLOW1 (complete) and GLOW2 (ongoing):

The Phase 3 GLOW1 demonstrated that with extended 6-month dosing in every patient, tarcocimab can achieve strong efficacy both in treating existing disease (primary endpoint) and preventing vision threatening complications and disease progression (key secondary endpoint). In GLOW1, tarcocimab met its primary endpoint of the proportion of patients with at least a 2-step improvement on the Diabetic Retinopathy Severity Scale (“DRSS”) score with 41.1% of tarcocimab-treated patients demonstrating at least a 2-step improvement vs. 1.4% of patients in the sham group, a 29-fold increased response rate ratio (p-value less than 0.0001). Tarcocimab also met all key secondary endpoints, including greater reductions in the proportion of patients developing sight-threatening complications (such as diabetic macular edema and proliferative diabetic retinopathy), versus sham, demonstrating an 89% decreased risk, achieving 21.0% versus 2.3% (p-value less than 0.0001). Tarcocimab also showed a 95% risk reduction in the development of DME, versus sham, from 13.7% on sham versus 0.7% on tarcocimab.

The Phase 3 GLOW2 study is a prospective, randomized, double-masked, multi-center pivotal superiority study designed to evaluate the efficacy and safety of tarcocimab tedromer in treatment-naïve patients with DR. Patients are randomized 1:1 and receive either sham injections or tarcocimab via intravitreal injection at baseline, Week 4, Week 8, Week 20 and Week 44. The primary endpoint is the proportion of eyes improving ≥2 steps on Diabetic Retinopathy Severity Scale ("DRSS") from baseline at Week 48. Additional outcome measures include the proportion of eyes developing a sight threatening complication of diabetic retinopathy and the proportion of eyes improving ≥3 steps on DRSS from baseline at Week 48. Additional information about GLOW2 (also called Study KS301P108) can be found on www.clinicaltrials.gov under Trial Identifier NCT06270836 (https://clinicaltrials.gov/show/NCT06270836).

About DAYBREAK and tarcocimab:

The Phase 3 DAYBREAK study is a non-inferiority study evaluating parallel investigational arms of tarcocimab and KSI-501 against active comparator aflibercept. The DAYBREAK study incorporates learnings from prior pivotal trials of tarcocimab and was designed to maximize the probability of meeting the primary endpoint of non-inferiority in visual acuity gains. Patients randomized to tarcocimab will receive individualized dosing every 4 to 24 weeks on an as needed basis following four monthly loading doses. Patients randomized to aflibercept will be dosed per label. The individualized dosing of tarcocimab is determined by a treat-to-dryness proactive approach using presence of retinal fluid as a disease activity marker, which resembles retina specialists' practice and optimizes each patient's treatment instead of a combination of central subfield thickness ("CST") and vision loss. The objectives for tarcocimab in DAYBREAK are to assess its 6-month durability potential, strengthen its competitive position in wet AMD and bolster the possible regulatory application package for the program. In particular, we hope DAYBREAK will allow tarcocimab to showcase its potential to be a mainstay biologic for VEGF-driven retinal vascular diseases that has both strong efficacy/immediacy driven by its enhanced formulation, and strong durability driven by its ABC® design and science of durability.

About KSI-501

KSI-501 is an investigational anti-IL-6, VEGF-trap bispecific therapy built on the ABC platform and is being developed for high prevalence retinal vascular diseases to address the leading unmet needs of extended durability and targeting disease biology beyond VEGF for differentiated efficacy. KSI-501 is designed to provide high immediacy/efficacy, driven by the enhanced formulation, and high durability, driven by the ABC® platform and our science of durability.

In preclinical models, KSI-501 was shown to be a potent inhibitor of VEGF and IL-6 and, further, was shown to normalize the blood retinal barrier, opening up the possibility that KSI-501 may be a disease-modifying therapy for retinal vascular diseases. Furthermore, higher intraocular levels of IL-6 correlated with poorer BCVA outcomes over time in wet AMD patients treated with anti-VEGF monotherapy, which suggests that IL-6 inhibition in combination with anti-VEGF therapy could lead to improved outcomes.

A completed Phase 1 multiple ascending dose study demonstrated that repeated monthly dosing of KSI-501 was well tolerated and achieved clinically meaningful and sustained improvement in visual acuity and fluid reduction in patients with diabetic macular edema. Kodiak has advanced KSI-501 into a Phase 3 study DAYBREAK to evaluate its efficacy and safety in wet AMD. DAYBREAK is actively enrolling patients. DAYBREAK uses KSI-501's enhanced 50 mg/mL formulation containing both conjugated and unconjugated antibody that is intended to balance immediacy and durability.

About DAYBREAK and KSI-501:

The DAYBREAK study is a non-inferiority study evaluating parallel investigational arms of KSI-501 and tarcocimab against active comparator aflibercept. Patients randomized to KSI-501 will receive fixed every 8-week dosing with additional individualized dosing (up to monthly dosing) on an as needed basis after 4 monthly loading doses. Patients randomized to aflibercept will be dosed per label. Using the same treat-to-dryness approach as tarcocimab, coupled with fixed intensive proactive dosing, our goal is to maximize both the probability of meeting the primary endpoint as well as the probability of demonstrating additional efficacy benefits. The primary endpoint is non-inferiority in change in visual acuity from baseline to the average of Week 40, 44 and 48. The objective for KSI-501 in DAYBREAK is to explore the efficacy potential of bispecific VEGF and IL-6 inhibition in a broad treatment-naïve wet AMD population. DAYBREAK is now actively enrolling patients. Additional information about DAYBREAK can be found on www.clinicaltrials.gov under Trial Identifier NCT06556368 (https://clinicaltrials.gov/study/NCT06556368).

About KSI-101

KSI-101 is a novel, potent and high strength (100 mg/mL) bispecific protein targeting IL-6 and VEGF, which is a “traditional” (unconjugated) intravitreal biologic. We are developing KSI-101 for patients who have retinal fluid and inflammation. Currently there are no available intravitreal biologic therapies addressing the spectrum of inflammatory conditions of the retina. We believe that retinal inflammatory conditions represent a new market segment separate from the established anti-VEGF market. KSI-101 is a clinical prospect with opportunities and risks uncoupled from the ABC Platform, and as such we believe it is an important part of our portfolio.

We continue to enroll patients in our dose-finding Phase 1b study APEX. The APEX study evaluates KSI-101 in two cohorts, Cohort 1 in patients with diabetic macular edema ("DME") and Cohort 2 in patients with macular edema secondary to inflammation ("MESI"). The goal of the APEX study is to evaluate the safety and tolerability of KSI-101 and to identify two dose levels to progress into dual Phase 2b/3 studies (PEAK and PINNACLE) in MESI.

About the ABC® Platform Pipeline Program:

We are expanding our research pipeline of duets and triplets built from our modular ABC® Platform that embeds diverse active pharmaceutical ingredients ("API") including small molecules, proteins, peptides, macrocycles, and oligonucleotides in the biopolymer backbone to enable high drug antibody ratio ("DAR") medicines with targeted, multi-specific, tailored modulation of biological pathways for ophthalmic and systemic diseases.

One program is for the treatment of glaucoma, embedding in the biopolymer backbone (i) an NLRP3 small molecule inhibitor, and (ii) a second small molecule that lowers intraocular pressure ("IOP"). The NLRP3 inflammasome is an intracellular complex that drives inflammation and cell death and is known to play a key role in glaucoma progression. The goal of this program is to create an intravitreally injected therapy that delivers two mechanisms of action ("MOA") in a sustained release fashion, to fulfill the unmet needs in the glaucoma field for non-topical, long-durability therapy that delivers MOAs beyond IOP lowering.

The second program is for the treatment of geographic atrophy. There are currently two approved therapies, both complement inhibitors, for geographic atrophy ("GA"), the advanced stage of dry AMD. These therapies require monthly or every other month intravitreal injections and neither sufficiently halts disease progression. This program at Kodiak explores the potential to embed in the biopolymer backbone (i) a macrocyclic peptide inhibitor of the complement pathway, and (ii) an NLRP3 small molecule inhibitor. The NLRP3 inflammasome is known to play a key role in AMD disease biology. The objective of this program is to create an intravitreally injected ABC® platform-enabled therapy with a dual mechanism of action to achieve better efficacy and extended durability as compared to currently approved therapies for GA.

About Visual Engagement Technology and Imager (VETi)

We are developing VETi designed by Kodiak engineers initially to be used by eye care professionals for vision and ophthalmic anatomical examination, diagnosis and monitoring. Our longer-term goal with VETi, built with innovative technology, such as LiDAR in the eye, is to deliver a self-operated wearable device that captures high-quality, retina-grade data and utilizes the power of AI and machine learning for long-term health engagement and monitoring for both ophthalmic and systemic conditions.

We are designing VETi with the intent to disrupt future ophthalmology clinical trials by enabling new trial endpoints, thereby enabling faster and more cost-effective medicines development in ophthalmic disease, an area that historically requires lengthy and expensive trials. VETi may also aid in market build and shaping for undertreated or underdiagnosed diseases, such as diabetic eye diseases where Kodiak’s product candidates tarcocimab and KSI-501 are being studied and where early treatment and prevention may allow patients to achieve better outcomes.

About Kodiak Sciences Inc.

Kodiak Sciences (Nasdaq: KOD) is a biopharmaceutical company committed to researching, developing, and commercializing transformative therapeutics to treat a broad spectrum of retinal diseases. We are focused on bringing new science to the design and manufacture of next generation retinal medicines to prevent and treat the leading causes of blindness globally. Our ABC Platform™ uses molecular engineering to merge the fields of protein-based and chemistry-based therapies and has been at the core of Kodiak's discovery engine. We are developing a portfolio of three clinical programs, two of which are late-stage today and derived from our ABC Platform and one which is platform-independent and which we believe can progress rapidly into pivotal studies.

For more information, please visit www.kodiak.com.

Kodiak®, Kodiak Sciences®, ABC®, ABC Platform™, ABCD™ and the Kodiak logo are registered trademarks or trademarks of Kodiak Sciences Inc. in various global jurisdictions.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding: the promise and potential of Kodiak 2.0; the potential benefits of tarcocimab and KSI-501; the enhanced formulation’s ability to bring immediacy of effect and high durability; the probability of success of GLOW2 and DAYBREAK; the timing of GLOW2 topline data; the expected completion of DAYBREAK enrollment and timing of announcement of topline data; a potential BLA filing in 2026 in the three large indications of wet AMD, retinal vein occlusion and diabetic retinopathy; the ability for KSI-501 to show a differentiated efficacy versus the active comparator aflibercept; the regulatory pathway and potential BLA filing for KSI-501; the commercial opportunity and high unmet need for KSI-101; plans to share data that supports the potential for KSI-101 to be a cornerstone therapy; the expected timing to initiate dosing in the KSI-101pivotal study in patients with MESI; the ABC® platform science continuing to advance a next set of investigational therapies for high prevalence retinal diseases; the advancement of duet and triplet technology; the advancement of the VETi program and its potential commercialization with the emerging portfolio of retinal medicines; VETi’s future potential to build correlations between VETi data and human diseases outside of retina; the longer-term goal of VETi to deliver a self-operated wearable device; the potential for VETi to disrupt future ophthalmology clinical trials by enabling new trial endpoints; anticipated highlights to be shared in an Investor R&D update in June 2025; anticipated highlights with respect to KSI-101, including clinical and regulatory plans and timing of topline data; the ultimate objective of tarcocimab to provide a flexible 1-month through 6-month label for all patients with retinal vascular disease; tarcocimab’s potential to achieve strong efficacy both in treating existing disease and preventing vision threatening complications and disease progression; and guidance on cash runway. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "could," "expect," "plan," "believe," "intend," "pursue," and other similar expressions among others. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. The risks and uncertainties include, but are not limited to: the risk that cessation or delay of any of the on-going clinical studies and our development of tarcocimab, KSI-501 or KSI-101 may occur; the risk that results of our clinical studies may not provide the evidence, insights, or benefits as anticipated; the risk that safety, efficacy, and durability data observed in our product candidates in current or prior studies may not continue or persist; the risk that the results of the tarcocimab Phase 3 studies may not be sufficient to support a single BLA submission for wet AMD, retinal vein occlusion and diabetic retinopathy; the risk that a BLA may not be accepted by, or receive approval from, the FDA or foreign regulatory agencies when expected, or at all; future potential regulatory milestones of tarcocimab or KSI-501 or KSI-101, including those related to current and planned clinical studies, may be insufficient to support regulatory submissions or approval; the risk that our research and development efforts and our ability to advance our product candidates into later stages of development may fail; any one or more of our product candidates may not be successfully developed, approved or commercialized; our manufacturing facilities may not operate as expected; adverse conditions in the general domestic and global economic markets, which may significantly impact our business and operations, including our clinical trial sites, as well as the business or operations of our manufacturers, contract research organizations or other third parties with whom we conduct business; as well as the other risks identified in our filings with the Securities and Exchange Commission. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled "Risk Factors" in our most recent Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Kodiak undertakes no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. Kodiak®, Kodiak Sciences®, ABC®, ABC Platform™, ABCD™ and the Kodiak logo are registered trademarks or trademarks of Kodiak Sciences Inc. in various global jurisdictions.

Kodiak Sciences Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating expenses
Research and development	$31,772	$46,629	$126,095	$206,298
General and administrative	14,407	16,745	60,754	71,023
Total operating expenses	46,179	63,374	186,849	277,321
Loss from operations	(46,179)	(63,374)	(186,849)	(277,321)
Interest income	2,130	3,897	11,148	16,733
Interest expense	—	—	—	(13)
Other income (expense), net	(56)	(39)	(506)	110
Net loss	$(44,105)	$(59,516)	$(176,207)	$(260,491)
Net loss per common share, basic and diluted	$(0.84)	$(1.13)	$(3.35)	$(4.97)
Weighted-average shares of common stock outstanding used in computing net loss per common share, basic and diluted	52,650,631	52,483,019	52,583,148	52,414,256

Kodiak Sciences Inc.

Condensed Consolidated Balance Sheet Data

(Unaudited)

(in thousands)

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$168,074	$285,507
Working capital	$146,363	$247,580
Total assets	$335,578	$479,372
Accumulated deficit	$(1,328,738)	$(1,152,531)
Total stockholders’ equity	$150,288	$265,781

Kodiak Contact:

John Borgeson

Chief Financial Officer

Tel (650) 281-0850

ir@kodiak.com